Specialty Renal Products Announces $3 Million Series A Financing

SOUTH ORANGE, NJ, September 6, 2018 – Specialty Renal Products, Inc. (SRP), a private medical device company focused on the development of products for patients with renal disease, including a hemodiafiltration (HDF) system for the treatment of patients with End Stage Renal Disease (ESRD), and a subsidiary of Nephros, Inc. (OTCQB: NEPH), announced today that is has closed a $3 million Series A financing.

SRP intends to use the proceeds from the financing to complete development of its second-generation HDF system, with a planned initial launch in late 2019. The company’s first-generation device is currently the only FDA-cleared HDF system in the United States.

“This financing significantly bolsters the next phase of the HDF story,” said Daron Evans, President and CEO of SRP. “We expect this round to fund the development and initial commercial production of SRP’s second-generation HDF system, as well as its initial launch into the market.”

The financing was led by Wexford Capital and Arbor Capital, and included participation by the management of SRP. Following the financing, Nephros will retain a 62.5% equity interest in SRP.

About Specialty Renal Products, Inc.

Specialty Renal Products, a subsidiary of Nephros, is focused on the development of medical device products for patients with renal disease, including a hemodiafiltration system for the treatment of patients with ESRD.

About Nephros, Inc.

Nephros is a commercial stage medical device company that develops and sells high performance liquid purification filters. Nephros filters – known as ultrafilters – are used primarily in medical applications in various settings. These ultrafilters are used by dialysis centers for assisting in the added removal of biological contaminants from the water and bicarbonate concentrate supplied to hemodialysis machines and the patients. Additionally, Nephros ultrafilters are used in hospitals and medical clinics for added protection in retaining bacteria (e.g., Legionella, Pseudomonas), viruses and endotoxins from water. These ultrafilters provide barriers that assist in improving infection control in showers, sinks, and ice machines.

For more information about Nephros, please visit its website at www.nephros.com.

Forward-Looking Statements

This release contains forward-looking statements that are subject to various risks and uncertainties. Such statements include statements regarding Specialty Renal Products’ plans for developing and marketing new or improved products, the expected benefits of these new or improved products, the timing of such developments, and other statements that are not historical facts, including statements which may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including changes in business, economic and competitive conditions, regulatory reforms, foreign exchange rate fluctuations, uncertainties in litigation or investigative proceedings, and the availability of financing. These and other risks and uncertainties are detailed in Nephros’s reports filed with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2017. Nephros does not undertake any responsibility to update the forward-looking statements in this release.

Contact:

Andy Astor, Chief Financial Officer

Phone: 201-345-0824

Email: andy@nephros.com